Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-150166 on Form S-4 of our reports dated February 28, 2008, relating to the consolidated financial statements of Prosperity Bancshares, Inc. and subsidiaries and the effectiveness of Prosperity Bancshares, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Prosperity Bancshares, Inc. and subsidiaries for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

April 22, 2008